Exhibit 99.1

From:	EnviroStar, Inc.

290 NE 68 Street

Miami, FL 33138

Rob Lazar (305) 754-8676

FOR RELEASE: at 9:00 AM, Monday May 15, 2017

EnviroStar, Inc. (“EVI”) Announces Record Third Quarter Results

Miami, FL – May 15, 2017 – EnviroStar, Inc. (NYSE MKT: EVI) today reported record results for the nine and three-month periods ended March 31, 2017.

For the nine months ended March 31, 2017 compared to the same period of 2016:

•	Revenues increased 145% to $67.5 million from $27.6 million,
•	Operating income increased 105% to $4.3 million from $2.1 million, and
•	Net income increased 100% to $2.6 million from $1.3 million.

The results above only reflect approximately six months of operating results for Western State Design, which EVI acquired on October 10, 2016.

For the three months ended March 31, 2017 compared to the same period of 2016:

•	Revenues increased 93% to $24.7 million from $12.8 million,
•	Operating income increased 25% to $1.5 million from $1.2 million, and
•	Net income increased 15% to $890,000 from $774,000.

Henry M. Nahmad, EVI’s Chairman and CEO, stated, “Our success has generated significant interest and accelerated our momentum on acquisition opportunities, which we believe will deliver revenue, profit, and market share growth this calendar year.”

EVI continues to pursue its long-term growth strategy to buy and build distributors of commercial laundry products in addition to businesses management believes will complement EVI’s existing product and service offerings.

It is important to note that the nature and timing of laundry equipment sales are occasionally impacted by delays related to installation schedules.

Additionally, today EVI announced that Rob Lazar, who has served as EVI’s Chief Accounting Officer and Vice President of Finance since January 3, 2017, has been appointed to serve as EVI’s Chief Financial Officer. Mr. Lazar succeeds Venerando Indelicato as EVI’s Chief Financial Officer, who after decades of service to EVI, retired from his positions as an officer and director of EVI on May 12, 2017.

Mr. Nahmad added: “On behalf of all our devoted employees, I want to thank Venerando Indelicato for his longstanding dedication and distinguished service to EVI and we wish him well in his retirement.”

About EnviroStar, Inc.

EnviroStar, Inc. is a leading distributor of commercial laundry and industrial boiler equipment, along with related parts and supplies. Through its subsidiaries, EVI sells its products to over 7,500 customers across the United States, the Caribbean, and Latin America, including providing related technical services through its vast network of service technicians.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EVI, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, the risks related to EVI’s business, results (including future revenues and earnings), financial condition, market share, growth strategy and prospects, risks related to EVI’s ability to successfully build its existing operations, risks related to organic growth initiatives and their impact on EVI’s financial condition and results of operations, risks associated with the EVI’s buy-and-build growth strategy, including that EVI may not be successful in identifying or consummating acquisitions or other strategic opportunities, that the potential benefits of acquisitions or other growth initiatives may not be realized when or to the extent anticipated or at all, integration risks, risks related to indebtedness incurred in connection acquisitions, dilution experienced by EVI’s stockholders as a result of shares issued in connection with acquisitions and the financing of acquisitions, and risks related to the business, operations and prospects of acquired companies, and other economic, competitive, governmental, technological and other risks and factors, including those discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016. Many of these risks and factors are beyond EVI’s control. In addition, past performance and perceived trends may not be indicative of future results. EVI cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. EVI does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EnviroStar, Inc.

Summary Consolidated Results of Operations

(In Thousands, Except per Share Data)

(Unaudited)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Revenues	$67,523	$27,623	$24,653	$12,760

Operating Income	4,340	2,100	1,499	1,241

Income before Income Taxes	4,228	2,102	1,437	1,242
Provision for Income Taxes	1,658	792	547	468
Net Income	2,570	1,310	890	774
Less: distributed and undistributed income allocated to non-vested restricted common stock	107	—	37	—
Net Income Allocated to EnviroStar Shareholders	2,463	1,310	853	774

Earnings per Share
Basic	$0.27	$0.19	$0.08	$0.11
Diluted	$0.27	$0.19	$0.08	$0.11

Weighted Average Shares Outstanding
Basic	9,140	7,034	10,369	7,034
Diluted	9,172	7,034	10,465	7,034